Carly Symington, Media (US) 615-417-5701 Carly.Symington@alliancebernstein.com Mark Griffin, Investors 629-213-5672 Mark.Griffin@alliancebernstein.com

ALLIANCEBERNSTEIN AND SOCIETE GENERALE ANNOUNCE PLAN TO FORM JOINT VENTURE TO ACCELERATE GROWTH IN CASH EQUITIES
The joint venture would combine Bernstein Research Services’ premier global equity research and execution platform with Societe Generale’s equity research and execution capabilities to form a leading global cash equities and equity research business

Nashville, Tenn. (USA) and Paris (France), November 22, 2022 – AllianceBernstein (NYSE: AB), a leading global investment management and research firm, and Societe Generale (EURONEXT: GLE), a leading European bank, announced today their plans to form a joint venture combining their cash equities and equity research businesses.

For both Bernstein Research’s and Societe Generale’s clients, including institutional investors and corporate and financial institution issuers, this new joint venture would offer a comprehensive global suite of world-class services across cash equities and research, combined with Societe Generale’s integrated equity capital markets, equity derivatives and prime services platforms. The joint venture would provide premier investment insights into the American, European and Asia Pacific equity markets, in addition to unparalleled liquidity access and leading global trading technology. The merged entities would bring complementary strengths and a shared vision of a leading full-service equity brokerage business to support the needs of global investor and issuer clients.

Bernstein Research and Societe Generale are committed to fostering a strong cultural identity for the joint venture, building on Bernstein Research’s long-standing history of renowned fundamental research and both organizations’ innovative quantitative approaches that have been core to their success. This new joint venture aims to expand these strengths and bring in new and unique perspectives, expertise and insights to better serve its clients.

Societe Generale intends to take a 51% interest in the joint venture, with an option to reach 100% ownership after five years (1). The business would be run as a long-term partnership under the Bernstein name, headquartered in London. Upon closing, Robert van Brugge, CEO of Bernstein Research, would become CEO of the new entity for an initial term of five years, and Stephane Loiseau, Head of Societe Generale’s cash equities business, would become Deputy CEO.

"In Societe Generale, we have a strategic partner who is committed to strengthening and growing our world-class cash equities and research business," said Seth Bernstein, AllianceBernstein’s President and CEO.

"This partnership with one of the most recognized firms in research and cash equities, combined with our global leadership in equity derivatives, would create an indisputable leader across the equity business for the benefit of our issuer and investor clients,” added Slawomir Krupa, Head of Global Banking and Investor Solutions, Societe Generale.

“This partnership gives us the opportunity to participate in the high added value segments of the global equities business,” said Robert van Brugge. “And, importantly, it would also allow us to preserve and expand our firms’ unique strengths, expertise, and cultures,” added Stephane Loiseau.

The proposed transaction has received the support of Societe Generale’s and AllianceBernstein’s Boards of Directors. The closing is expected to occur before the end of 2023. The transaction is subject to workers council consultation, approval of regulators, and customary closing conditions. AllianceBernstein and Societe Generale will work closely together to ensure a smooth transition for their staff, clients, and partners.

An equalization payment from Societe Generale to AllianceBernstein would occur at the close of the transaction.

As AllianceBernstein will own less than 50% of the joint venture, AllianceBernstein anticipates deconsolidating Bernstein Research from its financial statements following the close of the transaction. The deconsolidation is expected to have a modestly positive impact on AllianceBernstein’s operating margin. The planned joint venture is not expected to have an impact on AllianceBernstein’s asset management business or Bernstein Private Wealth Management’s business.

Ardea Partners served as financial advisor and Latham & Watkins LLP served as legal counsel to AB.

(1) The joint venture would be 100% consolidated by Societe Generale from an accounting and regulatory perspective. A call option would be granted to Societe Generale to purchase the 49% owned by AllianceBernstein and reciprocally, a put option would be granted to AllianceBernstein to sell its 49% to Societe Generale as of the 5th anniversary of the closing date, and for a one-month period each successive year thereafter.

About AllianceBernstein
AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals, and private wealth clients in major world markets. As of October 31, 2022, AllianceBernstein had $627B in assets under management. Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

About Societe Generale
Societe Generale is one of the leading European financial services groups. Based on a diversified and integrated banking model, the Group combines financial strength and proven expertise in innovation with a strategy of sustainable growth. Committed to the positive transformations of the world’s societies and economies, Societe Generale and its teams seek to build, day after day, together with its clients, a better and sustainable future through responsible and innovative financial solutions.

Active in the real economy for over 150 years, with a solid position in Europe and connected to the rest of the world, Societe Generale has over 117,000 members of staff in 66 countries and supports on a daily basis 25 million individual clients, businesses and institutional investors around the world by offering a wide range of advisory services and tailored financial solutions. The Group is built on
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three complementary core businesses: French Retail Banking; International Retail Banking, Insurance & Financial Services; and Global Banking & Investor Solutions.

Societe Generale is included in the principal socially responsible investment indices: DJSI (Europe), FTSE4Good (Global and Europe), Bloomberg Gender-Equality Index, Refinitiv Diversity and Inclusion Index, Euronext Vigeo (Europe and Eurozone), STOXX Global ESG Leaders indexes, and the MSCI Low Carbon Leaders Index (World and Europe).

For more information, you can visit our website www.societegenerale.com.
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